UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 7, 2005

Columbia Equity Trust, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-32536	20-1978579
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1750 H Street, N.W., Suite 500, Washington, District of Columbia		20006
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(202) 303-3080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 7, 2005, Columbia Equity Trust, Inc. (the "Company") entered into a material definitive agreement (the "Georgetown Plaza Purchase Agreement") with Unicorn Wisconsin, LLC ("Unicorn") to acquire a five-story, approximately 151,000 square foot multi-tenant office and retail building ("Georgetown Plaza") located at 2233 Wisconsin Avenue in Washington, D.C. for $23,500,000. The ownership of Georgetown Plaza is subject to a ground lease which expires in December 2058. The Company expects to fund the transaction with proceeds from its revolving line of credit and the assumption of an approximately $16.1 million mortgage loan which bears interest at 5.78% and matures in June 2013. The purchase of Georgetown Plaza is subject to customary closing conditions, including the satisfactory completion by the Company of a due diligence review during its inspection periods.

The Company has committed to make a total deposit of $400,000 for Georgetown Plaza. If the Company does not terminate the Georgetown Plaza Purchase Agreement on or before January 9, 2006, the deposit will be credited toward the purchase price of Georgetown Plaza at the time of closing. If the Company terminates the Georgetown Plaza Purchase Agreement after January 9, 2006, but prior to closing, the escrow agent will release the deposit to Unicorn, except in the event of a failure of a condition to closing or an uncured default by Unicorn.

There are no material relationships between the Company and Unicorn. The Company provides no assurance that it will complete the purchase of Georgetown Plaza.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Columbia Equity Trust, Inc.

December 9, 2005	By:	/s/ John A. Schissel

Name: John A. Schissel
Title: Chief Financial Officer